Exhibit 99.3

June 26, 2018

111, Inc.

3-4/F, No.295 ZuChongZhi Road,

Pudong New Area

Shanghai, 201203

The People’s Republic of China

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

We hereby consent to (1) the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, (i) in the prospectus included in the registration statement on Form F-1 of 111, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”), including, but not limited to, under the “Industry Overview” section; (ii) in any written correspondence with the SEC; (iii) in any other filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”); (iv) in institutional and retail roadshows and other activities in connection with the Company’s initial public offering; and (v) in other materials in connection with the Company’s initial public offering; and (2) the filing of this consent as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Charlotte Wang
Name:	Charlotte Wang
Title:	Director